Exhibit 10.1


                                                                  EXECUTION COPY



                            STOCK PURCHASE AGREEMENT

                                  by and among

                       AMERICAN VANTAGE MEDIA CORPORATION

                               as the "Purchaser"

                                  AL CATTABIANI
                               CARL SELDIN KOERNER
                              CLARA SPALTER MILLER
                                   LEE MILLER

                                as the "Sellers"

                             WELLSPRING MEDIA, INC.

                                as the "Company"






                          DATED AS OF FEBRUARY 3, 2004

                                TABLE OF CONTENTS
                          (Not part of this Agreement)

                                                                            Page
                                                                            ----
ARTICLE I. PURCHASE AND SALE..................................................1

         1.01     PURCHASE AND SALE OF SHARES.................................1
         1.02     CLOSING PURCHASE PRICE......................................1
         1.03     CLOSING.....................................................2
         1.04     CLOSING PROCEDURES AND DELIVERIES...........................2

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLERS.........................3

         2.01     OWNERSHIP OF SHARES.........................................3
         2.02     AUTHORITY; BINDING EFFECT...................................3
         2.03     NO VIOLATIONS...............................................3
         2.04     NO OTHER AGREEMENTS TO PURCHASE.............................4
         2.05     CONSENTS AND APPROVALS......................................4
         2.06     BROKERS AND FINDERS.........................................4
         2.07     LITIGATION..................................................4
         2.08     DISCLOSURE SCHEDULE.........................................4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                  SELLERS RELATING TO THE COMPANY.............................5

         3.01     ORGANIZATION AND GOOD STANDING..............................5
         3.02     ENFORCEABILITY; AUTHORITY; NO CONFLICT......................5
         3.03     CAPITALIZATION..............................................6
         3.04     FINANCIAL STATEMENTS........................................7
         3.05     BOOKS AND RECORDS...........................................7
         3.06     SUFFICIENCY OF ASSETS.......................................7
         3.07     REAL PROPERTY...............................................7
         3.08     DESCRIPTION OF LEASED REAL PROPERTY.........................8
         3.09     TITLE TO ASSETS; LIENS......................................8
         3.10     CONDITION OF FACILITIES.....................................8
         3.11     ACCOUNTS RECEIVABLE.........................................8
         3.12     INVENTORIES.................................................8
         3.13     NO UNDISCLOSED LIABILITIES..................................8
         3.14     TAXES.......................................................9
         3.15     NO MATERIAL ADVERSE CHANGE.................................11
         3.16     EMPLOYEE BENEFITS..........................................11
         3.17     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS.............................................15
         3.18     LEGAL PROCEEDINGS; ORDERS..................................16
         3.19     ABSENCE OF CERTAIN CHANGES AND EVENTS......................17
         3.20     CONTRACTS; NO DEFAULTS.....................................18
         3.21     INSURANCE..................................................21
         3.22     ENVIRONMENTAL MATTERS......................................22
         3.23     EMPLOYEES..................................................23
         3.24     LABOR DISPUTES; COMPLIANCE.................................24
         3.25     INTELLECTUAL PROPERTY ASSETS...............................25
         3.27     COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND
                  EXPORT CONTROL AND ANTIBOYCOTT LAWS........................27
         3.28     RELATIONSHIPS WITH RELATED PERSONS.........................28
         3.29     BROKERS OR FINDERS.........................................29
         3.30     DISCLOSURE.................................................29

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER......................29

         4.01     ORGANIZATION...............................................29
         4.02     AUTHORIZATION..............................................30
         4.03     BINDING EFFECT.............................................30
         4.04     NO VIOLATIONS..............................................30
         4.05     CONSENTS AND APPROVALS.....................................30
         4.06     BROKERS AND FINDERS........................................30
         4.07     FINANCIAL STATEMENTS.......................................30

ARTICLE V. COVENANTS.........................................................31

         5.01     FURTHER ASSURANCES.........................................31
         5.02     PHANTOM STOCK PLAN PAYMENTS AND TERMINATION................31
         5.03     TAX MATTERS................................................31

ARTICLE VI. [RESERVED].......................................................33


ARTICLE VII. INDEMNIFICATION.................................................33

         7.01     INDEMNIFICATION BY SELLERS.................................33
         7.02     INDEMNIFICATION BY PURCHASER...............................34
         7.03     DEFINITION OF LOSSES.......................................35
         7.04     LIMITS ON INDEMNIFICATION..................................35
         7.05     INDEMNIFICATION PROCESS....................................36
         7.06     PURCHASER'S RIGHT OF SET-OFF...............................37
         7.07     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................37
         7.08     CHARACTERIZATION OF INDEMNIFICATION PAYMENTS...............38

ARTICLE VIII. DEFINITIONS AND TERMS..........................................38

         8.01     SPECIFIC DEFINITIONS.......................................38
         8.02     OTHER DEFINITIONAL PROVISIONS..............................49

ARTICLE IX. GENERAL PROVISIONS...............................................50

         9.01     EXPENSES; PHANTOM STOCK PAYMENTS...........................50
         9.02     AMENDMENT/NON-ASSIGNMENT...................................51
         9.03     WAIVER.....................................................51
         9.04     NOTICES....................................................51
         9.05     HEADINGS...................................................53
         9.06     DISCLOSURE SCHEDULES; EFFECT OF INVESTIGATION..............53
         9.07     GOVERNING LAW; WAIVER OF JURY TRIAL........................53
         9.08     NO THIRD PARTY RIGHTS......................................54
         9.09     COUNTERPARTS...............................................54
         9.10     SEVERABILITY...............................................54
         9.11     SPECIFIC PERFORMANCE.......................................54
         9.12     CUMULATIVE REMEDIES........................................54
         9.13     ENTIRE AGREEMENT...........................................55

                                LIST OF SCHEDULES

Schedule 1.02(a)

Schedule 1.02(b)

Disclosure Schedule

                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of February 3, 2004, is by and among Al Cattabiani ("MR. CATTABIANI"), Carl Seldin Koerner ("MR. KOERNER"), Clara Spalter Miller ("MS. MILLER") and Lee Miller ("MR. MILLER," together with Mr. Cattabiani, Mr. Koerner and Ms. Miller, the "SELLERS" and each individually a "SELLER"), WELLSPRING MEDIA, INC., a Delaware corporation (the "COMPANY"), and AMERICAN VANTAGE MEDIA CORPORATION, a Nevada corporation (the "PURCHASER").

                                    RECITALS

                  WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Company free and clear of all Liens (the "SHARES"), with Mr. Cattabiani owning 780 of the Shares, Mr. Koerner owning 40 of the Shares, Ms. Miller owning 590 of the Shares and Mr. Miller owning 590 of the Shares;

                  WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, all of the Sellers' right, title and interest in and to the Shares on the terms and conditions contained herein (the "SHARE PURCHASE").

                  NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, conditions, agreements and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                PURCHASE AND SALE

                  1.01 PURCHASE AND SALE OF SHARES. Upon the terms and conditions of this Agreement, at the Closing, each of the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of any Liens, and Purchaser shall purchase, acquire and accept from each of the Sellers, all of each such Seller's right, title and interest in and to the Shares.

                  1.02 CLOSING PURCHASE PRICE. The aggregate consideration payable by Purchaser for the Shares at Closing shall, exclusive of all applicable sales, withholding or transfer taxes, be $8,000,000.00 (the "PURCHASE PRICE"), payable as follows:

                  (a) CASH. A portion of the Purchase Price shall be paid to the Sellers as a group at the Closing in cash in an amount equal to $3,500,000 and, subject to Section 9.01, to each Seller or such Seller's designee in the amounts specified on SCHEDULE 1.02(a), and the Purchaser shall contribute $500,000 of the Purchase Price to the Company, of which the Company shall pay $250,000 to Mr. Cattabiani in full payment of his promissory note delivered at the Closing and $250,000 to the S.A.M. 2000 Irrevocable Trust in full payment of its promissory note delivered at the Closing.

                  (b) ISSUANCE OF SENIOR SECURED NOTES. At the Closing, Purchaser shall issue to the Seller's Senior Secured Notes in the aggregate amount of $4,000,000 and, subject to SECTION 9.01, to each Seller or its designee in the amounts specified in SCHEDULE 1.02(b). The Senior Secured Notes shall be in the form agreed to by the parties at the Closing. The Senior Secured Notes shall be secured by a pledge to the Sellers pursuant to a Pledge Agreement (the "PLEDGE AGREEMENT") and shall be guaranteed by the Company pursuant to a Guaranty (the "GUARANTY"), which shall be secured by a first Lien on all of the assets of the Company pursuant to the terms of a security agreement (the "SECURITY AGREEMENT"), each of which shall be in the form agreed to by the parties at the Closing.

         1.03 CLOSING. The closing of the Share Purchase (the "CLOSING") will take place on the date of and simultaneous with the execution of this Agreement (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Snow Becker Krauss P.C., 605 Third Avenue, 25th Floor, New York, New York 10158-0125, unless another place is agreed to in writing by the parties hereto.

         1.04 CLOSING PROCEDURES AND DELIVERIES.

                  (a) TRANSFER AND DELIVERY OF SHARES AND SURRENDER OF PROMISSORY NOTES. To effect the sale and transfer of the Shares, each of the Sellers shall transfer and deliver to Purchaser (or its nominee(s)) share certificates representing the Shares, free and clear of any Liens of any nature whatsoever, duly endorsed in blank for transfer, or accompanied by irrevocable stock powers duly executed in blank, in either case by the holders of record of such Shares. The Sellers shall take such actions as may be necessary to cause the transfer of such Shares to be registered upon the books of the Company and to enter Purchaser or its nominee(s) as the holder of the Shares and to issue one or more share certificates to Purchaser or its nominee(s) representing the Shares. The respective Sellers shall surrender to the Company for cancellation the promissory notes referred to in SECTION 1.02(a).

                  (b) PAYMENT OF CASH PORTION OF CLOSING PURCHASE PRICE. At the Closing, upon receipt of the Shares and surrender of the promissory notes to the Company as provided in SECTION 1.04(a), Purchaser shall pay to each of the Sellers and the Company their allocated cash portions of the Purchase Price, the Company shall pay to Mr. Cattabiani and the S.A.M. 2000 Irrevocable Trust the respective amounts in payment of the surrendered promissory notes as set forth
SECTION 1.02(a). The cash portion of the Purchase Price payable by Purchaser to each of the Sellers will be paid at Closing by wire transfer of immediately available funds to accounts designated by each of the Sellers in writing prior to the Closing.

                  (c) ISSUANCE OF SENIOR SECURED NOTES. At the Closing, upon receipt of the Shares as provided in SECTION 1.04(a), Purchaser shall issue the Senior Secured Notes to each Seller in accordance with SECTION 1.02(b) hereof.

                  (d) CERTIFICATES; OPINIONS AND DOCUMENTS. At the Closing, Purchaser and Sellers shall deliver the certificates, opinions of counsel and other documents required to be delivered at Closing.

                  (e) NO WAIVER AT CLOSING. Purchaser or Sellers may elect to close the Contemplated Transactions notwithstanding the breach of any representation, warranty or covenant by the other party, whether or not disclosed. An election to close by Purchaser or Sellers shall not constitute the waiver by such party of any such breach, and Purchaser or Sellers, as the case may be, may pursue a claim for Losses resulting from any such breach under
ARTICLE VII of this Agreement.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as disclosed (in accordance with SECTION 9.06) in the disclosure schedules attached hereto (the "DISCLOSURE SCHEDULE"), each of the Sellers, severally and not jointly, represents and warrants to Purchaser, the following:

         2.01 OWNERSHIP OF SHARES. Such Seller is the sole owner, beneficially and of record, of the number of Shares set forth adjacent to such Seller's name under SECTION 2.01 of the Disclosure Schedule, free and clear of any Liens. At the Closing, such Seller will transfer to Purchaser all such Shares free and clear of any Liens. As a result of the Contemplated Transactions, at the Closing Purchaser will be the record and beneficial owner of such Shares free and clear of all Liens, other than the Lien of Sellers under the Pledge Agreement.

         2.02 AUTHORITY; BINDING EFFECT. Such Seller has the full authority and legal capacity to execute and deliver this Agreement, the Ancillary Agreements to which he is party and all other certificates, agreements or other documents to be executed and delivered by such Seller and to consummate the Contemplated Transactions. This Agreement and the Ancillary Agreements to which such Seller is a party have been duly executed and delivered by such Seller and this Agreement and each of the Ancillary Agreements to which such Seller is party is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

         2.03 NO VIOLATIONS. The execution, delivery and performance by such Seller of this Agreement and any Ancillary Agreement to which such Seller is party, and the consummation of the Contemplated Transactions, do not and will not (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Seller under, any contract or agreement to which such Seller is a party or to which any of its assets is subject or (ii) violate or result in a breach of, or constitute a default under, any Law or Judgment applicable to such Seller or by which such Seller or any of its assets are bound or affected, except, in the cases of clauses (i) and (ii), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to impair such Seller's ability to effect the Share Purchase.

         2.04 NO OTHER AGREEMENTS TO PURCHASE. Except as set forth in Section
2.04 of the Disclosure Schedule, no Person (other than the Purchaser hereunder) has any written or oral agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from such Seller of any of the Shares hereunder.

         2.05 CONSENTS AND APPROVALS. Except as set forth in Section 2.05 of the Disclosure Schedule, no Consent is required to be obtained by such Seller and no notice or filing is required to be given by such Seller or made by such Seller with, any Government Body or other Person in connection with the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which he is party, nor are any Consents required under any Contracts to which such Seller is a party or by which he is bound to give any notice to, or obtain the Consent or approval of, any party to such Contract relating to the consummation of the Contemplated Transactions.

         2.06 BROKERS AND FINDERS. Except as set forth in Section 2.06 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller, or any Affiliate of such Seller, who might be entitled to any brokerage or finders' fees or agents' commissions or other similar payments in connection with the Contemplated Transactions.

         2.07 LITIGATION. Except as set forth in Section 2.07 of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of such Seller, threatened against such Seller which involves or could (i) involve the Assets or the Shares or (ii) conflict with or limit such Seller's ability to sell the Shares to the Purchaser pursuant to this Agreement.

         2.08 DISCLOSURE SCHEDULE. The Disclosure Schedule referred to in this
ARTICLE II contains certain information regarding such Seller as indicated at various places in this Agreement and is attached to and forms a part of this Agreement. Each such Seller hereby represents and warrants that all information set forth in the Disclosure Schedule regarding such Seller is true, correct and complete in all material respects as of the date of this Agreement, does not omit to state any material fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties under this ARTICLE II. Each of the documents and other writings furnished to the Purchaser by such Seller pursuant to ARTICLE II and each of the representations, warranties and statements by such Seller in this ARTICLE II is true, correct and complete in all material respects with respect to such Seller as of the date furnished and does not omit to state any material fact necessary in order to make the statements therein not misleading.

                                  ARTICLE III.
                        REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY AND THE SELLERS
                             RELATING TO THE COMPANY

         Except as disclosed (in accordance with SECTION 9.06) in the Disclosure Schedule attached hereto, the Company represents and warrants to Purchaser, the following:

         3.01 ORGANIZATION AND GOOD STANDING.

                  (a) INCORPORATION AND QUALIFICATION. SECTION 3.01(a) of the Disclosure Schedule contains a complete and accurate list of Company's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Contracts. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  (b) GOVERNING DOCUMENTS. Complete and accurate copies of the Governing Documents of Company, as currently in effect, are attached to SECTION 3.01(b) of the Disclosure Schedule.

                  (c) SUBSIDIARIES. Except as disclosed in SECTION 3.01(c) of the Disclosure Schedule, Company has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

         3.02     ENFORCEABILITY; AUTHORITY; NO CONFLICT.

                  (a) ENFORCEABILITY. This Agreement constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. Upon the execution and delivery by Company of this Agreement and each of the Ancillary Agreements to be executed or delivered by the Company at the Closing (collectively, the "COMPANY'S CLOSING DOCUMENTS"), each of Company's Closing Documents will constitute the legal, valid and binding obligation of each of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Company's Closing Documents and to perform its obligations under this Agreement and the Company's Closing Documents, and such action has been duly authorized by all necessary action by Company's shareholders and board of directors.

                  (b) NO BREACHES OR CONFLICTS. Except as set forth in SECTION 3.02(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) Breach (A) any provision of any of the Governing
Documents of Company or (B) any resolution adopted by the board of directors or the shareholders of Company;

                           (ii) Breach or give any Governmental Body or other
Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Company, or any of the Assets, may be subject;

                           (iii) contravene, conflict with or result in a
violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company or that otherwise relates to the Assets or to the business of Company;

                           (iv) Breach any provision of, or give any Person the
right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract;

                           (v) result in the imposition or creation of any Lien
upon or with respect to any of the Assets; or

                           (vi) result in any shareholder of the Company having
the right to exercise dissenters' appraisal rights.

       (c) NO CONSENTS. Except as set forth in SECTION 3.02(c) of the Disclosure Schedule, Company is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.03 CAPITALIZATION. The authorized and issued capital of the Company is set forth in SECTION 3.03 of the Disclosure Schedule. All of the Shares are owned by the Sellers as set forth in SECTION 3.03 of the Disclosure Schedule. There are no securities of the Company outstanding, other than the Shares. All of the issued and outstanding Shares have been duly authorized, validly issued and are fully paid, nonassessable and free and clear of any preemptive rights. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, rights of first offer or first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any common stock or other securities of the Company. Any preemptive rights relating to the issuance of the Shares have been adequately waived or complied with by the Company. Except as set forth in
Section 3.03 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. All offers and sales of Company common stock, and any other securities issued by the Company, were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and were duly registered or the subject of an available exemption from the registration requirements of applicable state securities or "blue sky" laws, and any other Legal Requirement.

         3.04 FINANCIAL STATEMENTS. Company has delivered to Purchaser: (a) an audited balance sheet of Company as at December 31, 2003 (including the notes thereto, the "BALANCE SHEET"), and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Schneider, Schecter & Yoss LLP, Certified Public Accountants; and (b) audited balance sheets of Company as at December 31 in each of the fiscal years 2001 and 2002, and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 2002, including in each case the notes thereto together with the report thereon of Schneider, Schecter & Yoss LLP, Certified Public Accountants. Such financial statements fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders' equity and cash flows of Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this SECTION 3.04 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the Books and Records. Company has also delivered to Purchaser copies of all letters from Company's auditors to Company's board of directors or the audit committee thereof since September 10, 2001 together with copies of all responses thereto.

         3.05 BOOKS AND RECORDS. The books of account and other financial Records of Company (the "BOOKS AND RECORDS"), all of which have been made available to Purchaser, are complete and correct, in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Company, all of which have been made available to Purchaser, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Company, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

         3.06 SUFFICIENCY OF ASSETS. Except as set forth in SECTION 3.06 of the Disclosure Schedule, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Company's business in the manner presently operated by Company and (b) include all of the operating assets of Company.

         3.07 REAL PROPERTY. Seller does not own any real property nor is it the tenant of any real property under any Ground Lease. Neither Seller nor any predecessor of Seller has owned any real property or was the tenant of any real property under a Ground Lease.

         3.08 DESCRIPTION OF LEASED REAL PROPERTY. SECTION 3.08 of the Disclosure Schedule contains the street address of all parcels of Real Property in which Company has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and expiration) of all Real Property Leases.

         3.09 TITLE TO ASSETS; LIENS. Company owns good and transferable title to all of the Assets free and clear of any Liens other than those described in
SECTION 3.09 of the Disclosure Schedule ("PERMITTED LIENS").

         3.10 CONDITION OF FACILITIES(a) . Except as disclosed in SECTION 3.10 of the Disclosure Schedule, the Facilities and the Tangible Personal Property taken as a whole are in good repair and good operating condition, ordinary wear and tear excepted, and are suitable for immediate use in the Ordinary Course of Business. Except as disclosed in SECTION 3.10 of the Disclosure Schedule, no material Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in SECTION 3.10 of the Disclosure Schedule, all Tangible Personal Property used in Company's business is in the possession of Company.

         3.11 ACCOUNTS RECEIVABLE. All Accounts Receivable that are reflected on the Balance Sheet or on the Books and Records as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Company in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible in the Ordinary Course of Business net of the respective reserves shown on the Balance Sheet (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, defense or right of setoff, other than returns and allowances in the Ordinary Course of Business of Company, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. SECTION 3.11 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of each such Account Receivable.

         3.12 INVENTORIES. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Company except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the Books and Records as of the Closing Date, as the case may be. Company is not in possession of any inventory not owned by Company, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business of Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Company. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

         3.13 NO UNDISCLOSED LIABILITIES. Except as set forth in SECTION 3.13 of the Disclosure Schedule, Company has no Liability except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Company since the date of the Balance Sheet.

3.14     TAXES.

                  (a) TAX RETURNS FILED AND TAXES PAID. Company has filed or caused to be filed on a timely basis, taking into account any valid extensions of due dates, all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements (except for Tax Returns and reports for the year ended December 31, 2003, to the extent that they are not yet due). All Tax Returns and reports filed by Company are true, correct and complete. Company has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Company, except such Taxes, if any, as are listed in SECTION 3.14(a) of the Disclosure Schedule and that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Except as provided in SECTION 3.14(a) of the Disclosure Schedule, Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made, nor does Company reasonably expect a claim to be made, by any Governmental Body in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Company has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Lien.

                  (b) DELIVERY OF TAX RETURNS AND INFORMATION REGARDING AUDITS AND POTENTIAL AUDITS. Company has delivered or made available to Purchaser copies of, and SECTION 3.14(b) of the Disclosure Schedule contains a complete and accurate list of, all Tax Returns filed after September 10, 2001. SECTION 3.14(b) of the Disclosure Schedule contains a complete and accurate list of all Tax Returns of Company that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in SECTION 3.14(b) of the Disclosure Schedule. Company has delivered, or made available to Purchaser, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in SECTION 3.14(b) of the Disclosure Schedule, Company has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Company has Knowledge. SECTION 3.14(b) of the Disclosure Schedule contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in
SECTION 3.14(b) of the Disclosure Schedule, Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Company or for which Company may be liable.

                  (c) PROPER ACCRUAL. The charges, accruals and reserves with respect to Taxes on the Records of Company are adequate (determined in accordance with GAAP) and are at least equal to Company's liability for Taxes. There exists no proposed tax assessment or deficiency against Company except as disclosed in the Balance Sheet or in SECTION 3.14(c) of the Disclosure Schedule.

                  (d) SPECIFIC POTENTIAL TAX LIABILITIES AND TAX SITUATIONS.

                           (i) WITHHOLDING. Except as set forth in Section
3.13(d)(i) of the Disclosure Schedule, all Taxes that Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                           (ii) TAX SHARING OR SIMILAR AGREEMENTS. Except as set
forth in Section 3.13(d)(ii) of the Disclosure Schedule, there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Company.

                           (iii) CONSOLIDATED GROUP. Except as set forth in
Section 3.13(d)(iii) of the Disclosure Schedule, Company (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any Person (other than Company and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

                           (iv) S CORPORATION. For the Company's fiscal years
ended December 31, 2001 and thereafter, Company has not been an S corporation as defined in Code Section 1361. Prior to the Company's election to terminate S corporation status on September 10, 2001, the Company was an S corporation as defined in Code Section 1361. Company is not and has not been subject to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code Section 1375. SECTION 3.14(d)(iv) of the Disclosure Schedule lists all the states and localities with respect to which Company is required to file any corporate, income or franchise tax returns and sets forth whether Company is or was within the past 6 years treated as the equivalent of an S corporation by or with respect to each such state or locality. Company has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

                           (v) SUBSTANTIAL UNDERSTATEMENT PENALTY. Company has
disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                           (e) COMPANY'S KNOWLEDGE QUALIFICATION. Anything in
this Section 3.14
to the contrary notwithstanding, all representations made by Company in this
Section 3.14 with respect to Tax Returns and Taxes for periods ending before September 10, 2001, are made to Company's knowledge.

         3.15 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

         3.16 EMPLOYEE BENEFITS.

                  (a) EMPLOYEE BENEFIT PLANS. Set forth in SECTION 3.16(a) of the Disclosure Schedule is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is currently maintained or contributed to by Company or any other corporation or trade or business controlled by, controlling or under common control with Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA AFFILIATE") or has been maintained or contributed to since September 10, 2001 by Company or any ERISA Affiliate, or with respect to which Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "EMPLOYEE PLANS"). SECTION 3.16(a) of the Disclosure Schedule identifies as such any Employee Plan that is (w) a "DEFINED BENEFIT Plan" (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a "MULTIEMPLOYER PLAN" (as defined in Section 3(37) of ERISA); or
(z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth in SECTION 3.16(a) of the Disclosure Schedule is a complete and correct list of all ERISA Affiliates of Company from September 10, 2001 until the Closing Date.

                  (b) Company has delivered to Purchaser true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee

Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Company or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks.

                  (c) EMPLOYEE PLAN PAYMENTS. Except as disclosed in SECTION 3.16(c) of the Disclosure Schedule, since September 10, 2001, full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Company is not required to provide security to an Employee Plan under
Section 401(a)(29) of the Code. The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed in SECTION 3.16(c) of the Disclosure
Schedule in a manner consistent with the Statement of Financial Accounting Standards No. 87. Since September 10, 2001, Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

                  (d) EMPLOYEE PLAN TERMINATION. Except as disclosed in SECTION 3.16(d) of the Disclosure Schedule, since September 10, 2001, no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that presents a material risk of partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Company has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

                  (e) EMPLOYEE PLAN LIABILITIES. Neither Company nor any ERISA Affiliate has any material liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any material liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under
Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

                  (f) CONTINUATION REQUIREMENTS. Company has, at all times, since September 10, 2001, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

                  (g) COMPLIANCE WITH LEGAL REQUIREMENTS. Since September 10, 2001, the form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Company nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

                  (h) TAX EXEMPT STATUS. Since September 10, 2001, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Company has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Company is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

                  (i) PROCEEDINGS RELATING TO EMPLOYEE PLAN. There is no material pending or threatened Proceeding relating to any Employee Plan, nor does the Company have Knowledge of any fact that could cause the basis for any such Proceeding. Neither Company nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or Purchaser to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

                  (j) WORKERS' COMPENSATION. Since September 10, 2001, Company has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Purchaser in SECTION 3.16(J) of the Disclosure Schedule.

                  (k) ACCELERATION OF RIGHTS. Except as set forth in Section 3.16(k) of the Disclosure Schedule or as required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Company. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

                  (l) NO CONTINUING COVERAGE. Except for the continuation coverage requirements of COBRA, Company has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

                  (m) MODIFICATION OR TERMINATION OF EMPLOYEE PLANS. None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Company concerning the employee benefits of Purchaser.

                  (n) MULTIEMPLOYER PLANS. With respect to any Employee Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA ("MULTIEMPLOYER PLAN"), and any other Multiemployer Plan to which Company has Since September 10, 2001, had an obligation to contribute:

                           (i) all contributions required by the terms of such
Multiemployer Plan and any collective bargaining agreement have been made when due; and

                           (ii) Company would not be subject to any withdrawal
liability under Schedule 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Company were to engage in a "complete withdrawal" (as defined in ERISA
Section 4203) or a "partial withdrawal" (as defined in ERISA Section 4205) from such Multiemployer Plan.

         3.17   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                  (a) COMPLIANCE. Except as set forth in SECTION 3.17(a) of the Disclosure Schedule:

                           (i) Company is, and at all times since September 10,
2001, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) Since September 10, 2001, no event has occurred
nor, to the Company's knowledge, does a circumstance exist that (with or without notice or lapse of time) (A) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any applicable Legal Requirement or (B) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) Company has not received, at any time September
10, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) GOVERNMENTAL AUTHORIZATIONS. SECTION 3.17(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Company or that otherwise relates to Company's business or the Assets. Each Governmental Authorization listed or required to be listed in SECTION 3.17(B) of the Disclosure Schedule is valid and in full force and effect, except where failure to have such Governmental Authorizations would not be reasonably expected to have a Material Adverse Effect on Company. Except as set forth in SECTION 3.17(B) of the Disclosure Schedule:

                           (i) Company is, and at all times since September 10,
2001, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
SECTION 3.17(b) of the Disclosure Schedule;

                           (ii) Since September 10, 2001, no event has occurred
nor, to the Company's Knowledge, does a circumstance exist that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in SECTION 3.17(B) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SECTION 3.17(b) of the Disclosure Schedule;

                           (iii) Company has not received, at any time since
September 10, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                           (iv) all applications required to have been filed for
the renewal of the Governmental Authorizations listed or required to be listed in SECTION 3.17(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in SECTION 3.17(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Company to own and use its assets in the manner in which it currently owns and uses such assets.

         3.18     LEGAL PROCEEDINGS; ORDERS.

                  (a) PENDING OR THREATENED PROCEEDINGS. Except as set forth in
SECTION 3.18(a) of the Disclosure Schedule, there is no pending or, to Company's Knowledge, threatened Proceeding:

                           (i) by or against Company or that otherwise relates
to or may materially affect the business of, or any of the material assets owned or used by, Company; or

                           (ii) that challenges, or that may have the effect of
preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Company, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding, except to the extent that any such event has occurred or circumstance exists under any Contract. Company has delivered to Purchaser copies of all pleadings, correspondence and other documents relating to each Proceeding listed in SECTION 3.18(a) of the Disclosure Schedule. Except as set forth in SECTION 3.18 of the Disclosure Schedule, there are no Proceedings that could have a Material Adverse Effect.

                  (b) ORDERS. Except as set forth in SECTION 3.18(b) of the Disclosure Schedule:

                           (i) there is no Order to which Company, its business
or any of the Assets is subject; and

                           (ii) to the Knowledge of Company, no officer,
director, agent or employee of Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Company.

                  (c) COMPLIANCE WITH ORDERS. Except as set forth in SECTION 3.18(c) of the Disclosure Schedule:

                           (i) Company is, and, at all times since September 10,
2001, has been in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

                           (ii) since September 10, 2001, no event has occurred
or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Company or any of the Assets is subject; and

                           (iii) Company has not received, at any time since
September 10, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Company or any of the Assets is or has been subject.

                  3.19 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in SECTION 3.19 of the Disclosure Schedule, since the date of the Balance Sheet, Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                           (i) change in Company's authorized or issued capital
stock, grant of any stock option or right to purchase shares of capital stock of Company or issuance of any security convertible into such capital stock;

                           (ii) amendment to the Governing Documents of Company;

                           (iii) except in the Ordinary Course of Business and
as set forth in Section 3.19 of the Disclosure Schedule, payment or increase by Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

                           (iv) adoption of, amendment to or increase in the
payments to or benefits under, any Employee Plan;

                           (v) damage to or destruction or loss of any Asset,
whether or not covered by insurance, which resulted or could reasonably be expected to result in a Material Adverse Effect;

                           (vi) entry into, termination of or receipt of notice
of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar

Contract to which Company is a party, or (ii) any Contract or transaction involving a total remaining commitment by Company of at least $25,000;

                           (vii) sale, lease or other disposition of any Asset
or property of Company (including the Intellectual Property Assets) or the creation of any Lien on any Asset, other than in the Ordinary Course of Business;

                           (viii) cancellation or waiver of any claims or rights
with a value to Company in excess of $25,000;

                           (ix) indication by any customer or supplier of an
intention to discontinue or change the material terms of its relationship with Company;

                           (x) material change in the accounting methods used by
Company; or

                           (xi) Contract by Company to do any of the foregoing.

         3.20     CONTRACTS; NO DEFAULTS.

                  (a) COMPANY CONTRACTS. SECTION 3.20(a) of the Disclosure Schedule contains an accurate and complete list, and Company has delivered to Purchaser accurate and complete copies, of:

                           (i) the eight Company Contracts with respect to the
distribution of films in the Film Library that accounted for the greatest revenue of the Company during 2003 and each Company Contract (other than a Contract for the distribution of rights to films in the Film Library, purchase orders for Inventory to be satisfied in the Ordinary Course of Business, and single-use license agreements for films in the Film Library to be satisfied in the Ordinary Course of Business) that involves performance of services or delivery of goods or materials by Company of an amount or value in excess of fifty thousand dollars ($50,000);

                           (ii) each Company Contract that involves performance
of services or delivery of goods or materials to Company of an amount or value in excess of fifty thousand dollars ($50,000);

                           (iii) each Company Contract that was not entered into
in the Ordinary Course of Business and that involves expenditures or receipts of Company in excess of twenty-five thousand dollars ($25,000);

                           (iv) each Company Contract affecting the ownership
of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than twenty-five thousand dollars ($25,000) and with a term of less than one year);

                           (v) each Company Contract with any labor union or
other employee representative of a group of employees relating to wages, hours and other conditions of employment;

                           (vi) each Company Contract (however named) involving
a sharing of profits, losses, costs or liabilities by Company with any other Person;

                           (vii) each Company Contract containing covenants that
in any way purport to restrict Company's business activity or limit the freedom of Company to engage in any line of business or to compete with any Person;

                           (viii) each Company Contract providing for payments
to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                           (ix) each power of attorney of Company that is
currently effective and outstanding;

                           (x) each Company Contract entered into other than in
the Ordinary Course of Business that contains or provides for an express undertaking by Company to be responsible for consequential damages;

                           (xi) each Company Contract for capital expenditures
in excess of twenty-five thousand dollars ($25,000);

                           (xii) each Company Contract not denominated in U.S.
dollars;

                           (xiii) each written warranty, guaranty and/or other
similar undertaking with respect to contractual performance extended by Company other than in the Ordinary Course of Business;

                           (xiv) purchase orders for Inventory to be satisfied
in the Ordinary Course of Business and single-use license agreements for films in the Film Library to be satisfied in the Ordinary Course of Business, in each case outstanding as of January 29, 2004; and

                           (xv) each amendment, supplement and modification
(whether oral or written) in respect of any of the foregoing.

SECTION 3.20(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Company Contracts, including the parties to the Company Contracts, the amount of the remaining commitment of Company under the Company Contracts and the location of Company's office where details relating to the Company Contracts are located.

                  (b) SELLER RIGHTS AND LIABILITIES. Except as set forth in
SECTION 3.20(b) of the Disclosure Schedule, no Seller has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of Company or any of the Assets.

                  (c) ENFORCEABILITY, ASSIGNMENT AND EFFECT. Except as set forth in SECTION 3.20(c) of the Disclosure Schedule:

                           (i) each Company Contract identified or required to
be identified in SECTION 3.20(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms; and

                           (ii) no Contract identified or required to be
identified in SECTION 3.20(A) of the Disclosure Schedule requires the consent of any other Person to the Contemplated Transaction.

                  (d) COMPLIANCE WITH AND BREACHES OF COMPANY CONTRACTS. Except as set forth in SECTION 3.20(d) of the Disclosure Schedule:

                           (i) Company is, and at all times since September 10,
2001, has been, in compliance in all material respects with all applicable terms and requirements of each Company Contract;

                           (ii) to Company's Knowledge, each other Person that
has or had any obligation or liability under any Company Contract, and at all times since September 10, 2001, has been, in full compliance with all material terms and requirements of such Contract;

                           (iii) no event has occurred or circumstance exists
that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Company or, to Company's Knowledge, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract;

                           (iv) no event has occurred or circumstance exists
under or by virtue of any Company Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Assets; and

                           (v) Company has not given to or received from any
other Person, at any time since September 10, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Company Contract.

                  (e) RENEGOTIATION. There are no renegotiations of or outstanding rights to renegotiate any material amounts paid or payable to Company under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made any written request or demand for such renegotiation.

                  (f) CONTRACTS IN ORDINARY COURSE OF BUSINESS. Each Contract relating to the sale, design, manufacture or provision of products or services by Company has been entered into in the Ordinary Course of Business of Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any applicable Legal Requirement.

         3.21     INSURANCE.

                  (a) POLICIES AND APPLICATIONS. Company has delivered to
Purchaser:

                           (i) accurate and complete copies of all policies of
insurance (and correspondence relating to coverage thereunder) to which Company is a party or under which Company is or has been covered at any time since September 10, 2001, a list of which is included in SECTION 3.21(a) of the Disclosure Schedule;

                           (ii) accurate and complete copies of all pending
applications by Company for policies of insurance; and

                           (iii) any written statement by the auditor of
Company's financial statements or any consultant or risk management advisor with regard to the adequacy of Company's coverage or of the reserves for claims.

                  (b) OTHER INSURANCE ARRANGEMENTS. SECTION 3.21(a) of the Disclosure Schedule describes:

                           (i) any self-insurance arrangement by or affecting
Company, including any reserves established thereunder;

                           (ii) any Contract or arrangement, other than a policy
of insurance, for the transfer or sharing of any risk to which Company is a party or which involves the business of Company; and

                           (iii) all obligations of Company to provide insurance
coverage to Third Parties (for example, under Leases or service agreements, other than insurance coverage provided to television licensees in the Ordinary Course of Business) and identifies the policy under which such coverage is provided.

                  (c) LOSS EXPERIENCE AND CLAIMS. SECTION 3.21(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

                           (i) a summary of the loss experience under each
policy of insurance (other than losses arising as a result of health insurance, disability or workers' compensation claims);

                           (ii) a statement describing each claim under a policy
of insurance for an amount in excess of twenty-five thousand dollars ($25,000), which sets forth:

                  (A) the name of the claimant;

                  (B) a description of the policy by insurer, type of insurance and period of coverage; and

                  (C) the amount and a brief description of the claim; and

                           (iii) a statement describing the loss experience for
all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) ADEQUACY AND EXTENT OF COVERAGE. Except as set forth in
SECTION 3.21(d) of the Disclosure Schedule:

                           (i) all policies of insurance to which Company is a
party or that provide coverage to Company:

                  (A) are valid, outstanding and enforceable;

                  (B) are sufficient for compliance with all applicable Legal Requirements and Company Contracts;

                           (ii) since September 10, 2001, Company has not
received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

                           (iii) since September 10, 2001, Company has paid all
premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Company; and

                           (iv) since September 10, 2001, Company has given
notice to the insurer of all claims that may be insured thereby.

                  3.22     ENVIRONMENTAL MATTERS. Except as disclosed in
SECTION 3.22 of the Disclosure Schedule:

                  (a) COMPLIANCE WITH ENVIRONMENTAL LAWS. Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except where any such failure to comply or violation or liability would not, individually or collectively with other similar failures, violations or liabilities, have a Material Adverse Effect. Company has not received any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Company has or had an interest, or with respect to any property or Facility at which Hazardous Materials were generated, used or processed by Company or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (b) ENVIRONMENTAL CLAIMS. There are no pending or, to the Knowledge of Company, threatened claims, Liens, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Company has or had an interest.

                  (c) NOTICES OF VIOLATIONS. Company has no Knowledge of any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Company or have been transported, treated, stored, handled, transferred, disposed, recycled or received, except to the extent that any of the foregoing would not have a Material Adverse Effect.

                  (d) LIABILITIES. Company has no Environmental, Health and Safety Liabilities with respect to any Facility, except to the extent that any such Liabilities would not result in a Material Adverse Effect.

                  (e) EXISTENCE OF HAZARDOUS MATERIALS. Company has not permitted or conducted, nor is Company aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Company has or had an interest except in full compliance with all applicable Environmental Laws.

                  (f) RELEASE OF HAZARDOUS MATERIALS. To the Knowledge of Company, there has been no Release or Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, transferred, produced, imported, used, or processed from or by any Facility, except for any such Release that would not result in a Material Adverse Effect.

                  (g) REPORTS. Company has not obtained or initiated any reports, studies, analyses, tests, or monitoring pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Company with Environmental Laws.

                  3.23     EMPLOYEES.

                  (a) CURRENT EMPLOYEES. SECTION 3.23(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Company, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2003; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

                  (b) RETIRED EMPLOYEES. SECTION 3.23(b) of the Disclosure Schedule contains a complete and accurate list of the following information for each retired employee or director of Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

                  (c) TERMINATED EMPLOYEES. SECTION 3.23(c) of the Disclosure Schedule states the number of employees terminated by Company since January 1, 2003, and contains a complete and accurate list of the following information for each employee of Company who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Company, since January 1, 2003: (i) the date of such termination, layoff or reduction in hours;
(ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

                  (d) RESTRICTIONS ON EMPLOYEES. To the Knowledge of Company, no officer, director, agent, employee, consultant, or contractor of Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Company or (ii) to assign to Company or to any other Person any rights to any invention, improvement, or discovery. To Company's Knowledge, no former or current employee of Company is a party to, or is otherwise bound by, any Contract with Company that in any way adversely affected, affects, or will affect the ability of Company or Purchaser to conduct the business as heretofore carried on by Company.

                  3.24     LABOR DISPUTES; COMPLIANCE.

                  (a) COMPLIANCE WITH LABOR LAWS. Since September 10, 2001, Company has complied in all material respects with all applicable Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under the Wagner Act, the payment of social security and similar Taxes and occupational safety and health. Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  (b) COLLECTIVE BARGAINING AND RELATED MATTERS. Except as disclosed in SECTION 3.24(b) of the Disclosure Schedule, (i) Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since September 10, 2001, there has not been, there is not presently pending or existing, and to Company's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Company; (iii) to Company's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Company's Knowledge, threatened against or affecting Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is, to the Company's Knowledge, no organizational activity nor is there any other labor dispute against or affecting Company or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending;
(vi) no grievance or arbitration Proceeding exists that might have a Material Adverse Effect; (vii) there is no lockout of any employees by Company, and no such action is contemplated by Company; and (viii) to Company's Knowledge there has been no charge of discrimination filed against or threatened against Company with the Equal Employment Opportunity Commission or similar Governmental Body.

                  3.25     INTELLECTUAL PROPERTY ASSETS.

                  (a) DEFINITIONS. The term "INTELLECTUAL PROPERTY ASSETS" means all intellectual property owned or licensed (as licensor or licensee) by Company in which Company has a proprietary interest, including:

                           (i) Company's name, all assumed fictional business
names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "MARKS");

                           (ii) all patents, patent applications and inventions
and discoveries that may be patentable (collectively, "PATENTS");

                           (iii) all registered and unregistered copyrights in
both published works and unpublished works (collectively, "COPYRIGHTS");

                           (iv) all rights in mask works;

                           (v) all know-how, trade secrets, confidential or
proprietary information, proprietary customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "TRADE SECRETS"); and

                           (vi) all rights in Internet web sites and Internet
domain names presently used by Company that are necessary for the operation of Company's business (collectively "NET NAMES").

                  (b) INTELLECTUAL PROPERTY CONTRACTS. SECTION 3.25(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Company, and Company has delivered to Purchaser accurate and complete copies, of all Company Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $10,000 under which Company is the licensee. There are no outstanding and, to Company's Knowledge, no threatened disputes or disagreements with respect to any such Contract.

                  (c) RIGHTS IN INTELLECTUAL PROPERTY ASSETS.

                           (i) Except as set forth in SECTION 3.25(c) of the
Disclosure Schedule, the Intellectual Property Assets are all those necessary for the operation of Company's business as it is currently conducted. Company is the owner or licensee or otherwise possesses legally enforceable rights to use each of the Intellectual Property Assets, free and clear of all Liens, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in SECTION 3.25(c) of the Disclosure Schedule and other than union or guild residual obligations incurred in the Ordinary Course of Business.

                           (ii) No former or current employee of Company has
executed a written Contract with Company that assigns to Company rights to any inventions, improvements, discoveries or information relating to the business of Company.

                  (d) PATENTS. Company neither owns nor licenses any Patents.

                  (e) MARKS.

                           (i) SECTION 3.25(e) of the Disclosure Schedule
contains a complete and accurate list and summary description of all Marks.

                           (ii) All Marks have been registered with the United
States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                           (iii) Since September 10, 2001, no Mark has been or
is now involved in any opposition, invalidation or cancellation Proceeding and, to Company's Knowledge, no such action is threatened with respect to any of the Marks.

                           (iv) To Company's Knowledge, there is no potentially
interfering trademark or trademark application of any other Person.

                           (v) To Company's Knowledge, no Mark is infringed or
has been challenged or threatened in any way. None of the Marks used by Company infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

                           (vi) All products and materials containing a Mark
bear the proper federal registration notice where permitted by law.

                  (f) COPYRIGHTS. Company neither owns nor licenses any Copyrights, except with respect to the Film Library.

                  (g) TRADE SECRETS. Company has no Trade Secrets.

                  (h) NET NAMES.

                           (i) SECTION 3.25(h) of the Disclosure Schedule
contains a complete and accurate list and summary description of all Net Names.

                           (ii) All Net Names have been registered in the name
of Company and are in compliance with all formal Legal Requirements.

                           (iii) No Net Name has been or is now involved in any
dispute, opposition, invalidation or cancellation Proceeding and, to Company's Knowledge, no such action is threatened with respect to any Net Name.

                           (iv) To Company's Knowledge, there is no domain name
application pending of any other person which would or would potentially interfere with or infringe any Net Name.

                           (v) No Net Name is infringed or, to Company's
Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

         3.26 FILM LIBRARY. SECTION 3.26 of the Disclosure Schedule sets forth a complete and accurate list of all films constituting the Film Library. To the extent that Company is the owner of any such film, Company owns such film free and clear of any Liens or other rights of third parties, except for the rights of licensees and other third-party participants and Permitted Liens and as described in SECTION 3.26 of the Disclosure Schedule. To the extent that Company is the licensee of any such film, Company has entered into a written license agreement with the owner or licensee thereof (a "COMPANY LICENSEE AGREEMENT"). To the extent that Company has licensed the rights to any such film to a third party, Company has entered into a written license agreement (a "COMPANY LICENSOR AGREEMENT") with such third party. Except as set forth in SECTION 3.26 of the Disclosure Schedule, each Company Licensee Agreement and Company Licensor Agreement is in full force and effect, and neither Company nor, to Company's Knowledge, any third-party licensor or licensee thereunder is in Breach of any such Company Licensee Agreement or Company Licensor Agreement which Breach would have a Material Adverse Effect.

         3.27 COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS.

                  (a) NO IMPROPER PAYMENTS. Company and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of two hundred dollars ($200.00) in the aggregate to any one individual in any year) or any commission payment in excess of one percent (1%) of any amount payable, to:

                           (i) any person who is an official, officer, agent,
employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

                           (ii) any political party or official thereof;

                           (iii) any candidate for political or political party
office; or

                           (iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

                  (b) MANNER OF PAYMENT. Except as set forth in SECTION 3.28(b) of the Disclosure Schedule, Company has made all payments to Third Parties by check mailed to such Third Parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

                  (c) RECORDING OF PAYMENTS. Each transaction is properly and accurately recorded on the books and Records of Company, and each document upon which entries in Company's books and Records are based is complete and accurate in all respects. Company maintains a system of internal accounting controls adequate to insure that Company maintains no off-the-books accounts and that Company's assets are used only in accordance with Company's management directives.

                  (d) TRADE CONTROLS. Company has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Company during the last five
(5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea, except in compliance with all Legal Requirements.

                  (e) ANTIBOYCOTT PROHIBITIONS. Except as set forth in SECTION 3.28(e) of the Disclosure Schedule, Company has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in SECTION 3.28(e) of the Disclosure Schedule, during the last five (5) years, Company has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Company Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen, except in compliance with all Legal Requirements.

         3.28 RELATIONSHIPS WITH RELATED PERSONS. Except as disclosed in SECTION
3.28 of the Disclosure Schedule, neither Company nor any Seller nor any Related Person of any of them has, or since January 1, 2002, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Company's business. Neither Company nor any Seller nor any Related Person of any of them owns, or since January 1, 2002, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Company other than business dealings or transactions disclosed in SECTION 3.28 of the Disclosure Schedule, each of which has been conducted in the Ordinary Course of

Business with Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Company with respect to any line of the products or services of Company (a "COMPETING BUSINESS") in any market presently served by Company, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in SECTION 3.28 of the Disclosure Schedule, neither Company nor any Seller nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Company.

         3.29 BROKERS OR FINDERS. Except as set forth in SECTION 3.29 of the Disclosure Schedule, which sets forth in detail the amount of such brokers, and finders, fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Company, or any Affiliate of Company, who might be entitled to any brokerage or finders' fees or agents' commissions or other similar payments from Company or any affiliate of Company in connection with the Contemplated Transactions.

         3.30 DISCLOSURE. The Disclosure Schedule referred to in this ARTICLE III contains certain information regarding the Company as indicated at various places in this Agreement and is attached to and forms a part of this Agreement. All information set forth in the Disclosure Schedule is true, correct and complete in all material respects as of the date of this Agreement, does not omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they are made, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties under this ARTICLE III. Each of the documents and other writings furnished to the Purchaser pursuant to this Agreement and each of the representations, warranties and statements by the Sellers and the Company in this ARTICLE III of the Agreement is true, correct and complete in all material respects as of the date furnished and does not omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they are made. Neither Company nor the Sellers have Knowledge of any fact that has specific application to Company (other than general economic or industry conditions) that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Company that has not been set forth in this Agreement or the Disclosure Schedule.

                                  ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Sellers as of the date hereof, as follows:

         4.01 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with the full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires qualification.

         4.02 AUTHORIZATION. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements, to which Purchaser is party, by Purchaser have been duly and validly authorized by all necessary action of Purchaser and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party.

         4.03 BINDING EFFECT. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by Purchaser and this Agreement and the Ancillary Agreements to which the Purchaser is a party are each a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

         4.04 NO VIOLATIONS. The execution, delivery and performance by Purchaser of this Agreement and any Ancillary Agreements to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, any Contract or permit, or (iii) violate or result in a breach of or constitute a default under any Law or Judgment.

         4.05 CONSENTS AND APPROVALS. No Consent is required to be obtained by Purchaser or any Affiliate from, and no notice or filing is required to be given by Purchaser or any Affiliate to or made by Purchaser or any Affiliate with, any Government Body or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, materially impair Purchaser's ability to effect the Closing.

         4.06 BROKERS AND FINDERS. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser, or any Affiliate of Purchaser, who might be entitled to any brokerage or finders' fees or agents' commissions or other similar payments from Purchaser or any Affiliate of Company in connection with the Contemplated Transactions.

         4.07 FINANCIAL STATEMENTS. The Purchaser has delivered to Sellers the Purchaser Year-End Financial Statements. The Purchaser Year-End Financial Statements have been prepared in accordance with United States GAAP, applied on a basis consistent throughout the periods covered thereby and present fairly the financial condition, assets, liabilities, sales, earnings, results of operation, partners' equity, changes in financial position and cash flows of the Parent Partnership as of the date thereof and for the periods referred to therein.

         4.08 LEGAL PROCEEDINGS; ORDERS. There are no Proceedings or Orders pending, or to the Purchaser's Knowledge, threatened or contemplated (i) by or against Purchaser or that otherwise relates to or may materially affect the business of, or any of the material assets owned or used by Purchaser, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         4.09 SECURITY. Upon the Purchaser's execution of the Pledge Agreement, Company's execution of the Security Agreement, and the proper filing and recording of Financing Statements where necessary, the Sellers will have a good, valid, perfected and enforceable security interest and first Lien on the Shares and the Assets, subject to the rights of Atlantic Bank under the Subordination Agreement among Atlantic Bank, Sellers, and Company.

                                   ARTICLE V.
                                    COVENANTS

         5.01 FURTHER ASSURANCES.

                  (a) Upon the terms and subject to the conditions contained herein, the parties agree that after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Contemplated Transactions, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties hereto agree to use their respective reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases that have not been obtained as of the date hereof; (ii) to obtain all necessary Permits as are required to be obtained under any Regulations that have not been obtained as of the date hereof, and (iii) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by Governmental Authorities, to the extent required to be given but not given as of the date hereof.

                  (b) Sellers and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and access to Books and Records relating to the Company as is reasonably necessary to respond to notices or audit requests, for the preparation of any return with respect to Taxes or claims for refund, and for the prosecution or defense of any claim, suit or Proceeding relating to any proposed adjustment with respect to Taxes.

         5.02 PHANTOM STOCK PLAN PAYMENTS AND TERMINATION. Within 30 days after the date of this Agreement, Miller and Cattabiani shall obtain releases and such other documents and agreements as are reasonably requested by the Purchaser or its counsel from all of the Company's employees who have rights under the Company's Phantom Stock Plan acknowledging that such employees have been paid all amounts due to them thereunder and have no further claims against the Company thereunder.

         5.03 TAX MATTERS.

                  (a) TAX RETURNS. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Sellers shall be permitted to review and comment on each such Tax Return described in the preceding sentence prior to filing.

                  (b) COOPERATION ON TAX MATTERS.

                           (i) The parties hereto shall cooperate fully, as and
to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include provision of appropriate powers of attorney or similar authorizations, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing or Government Body, and
(B) to give the other party hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party hereto so requests, Purchaser or Sellers, as the case may be, shall allow the other party hereto to take possession of such books and records.

                  (c) TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer tax imposed on a deemed sale of any Wellspring Asset triggered by the Share Purchase), shall be paid by Sellers when due, and the parties hereto will, at the expense of Sellers, prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

                  (d) TAX CLAIMS.

                           (i) If any party hereto becomes aware of any audit,
suit, assessment or other claim with respect to Taxes of the Company (a "TAX CLAIM") that has been or will be initiated against the Company for which Purchaser is entitled to indemnification from the Sellers, such party shall promptly notify the other parties in writing of such Tax Claim. The Sellers may control the defense of a Tax Claim at the Sellers' own cost and expense and with their own counsel if the Sellers notify Purchaser of their intent to do so within fourteen (14) calendar days of receipt of notice of the Tax Claim (but not less than five (5) days before the due date of any protest or other claim in respect thereof) and the Tax Claim relates to a Pre-Closing Tax Period. If the Sellers elect to assume the defense of any such Tax Claim, notwithstanding anything to the contrary contained herein, (A) the Sellers shall consult with Purchaser and shall not enter into any settlement with respect to any such Tax Claim without Purchaser's prior written consent if the effect of such settlement would be to increase the liability for Taxes of the Company or Purchaser for any period ending after the Closing Date; (B) the Sellers shall keep

Purchaser informed of all material developments and events relating to such Tax Claim; and (C) Purchaser shall have the right to participate, at its own cost and expense, in the defense of such Tax Claim.

                           (ii) If, after receiving notification of a Tax Claim,
the Sellers (A) do not timely assume control of a Tax Claim involving a Pre-Closing Tax Period for which the Sellers are responsible, or (B) do not provide Purchaser with timely notice of a Tax Claim involving Taxes for which Purchaser is entitled to indemnification and as a result of such lack of notice Purchaser is actually prejudiced, then Purchaser shall have the full right to contest such Tax Claim and shall be entitled to settle or pay in full such Tax Claim and thereafter pursue its right to indemnification under SECTION 7.01 without prejudice. The Sellers shall reimburse Purchaser for all reasonable legal fees, costs and expenses incurred by Purchaser in connection with the defense, contest or settlement of any Tax Claim referred to in this SECTION 5.03(d).

                                  ARTICLE VI.
                                   [RESERVED]

                                  ARTICLE VII.
                                INDEMNIFICATION

         7.01 INDEMNIFICATION BY SELLERS. From and after the Closing Date and subject to the provisions of this ARTICLE VII, each Seller, severally in accordance with such Seller's Pro Rata Share and not jointly, agrees to indemnify, hold harmless and defend each Purchaser Indemnified Party from and against any and all Losses (as defined below) arising out of, resulting from or relating to:

                           (i) any inaccuracy or breach of any representation or
warranty of Seller or Company contained in this Agreement or in any Ancillary Agreement or any other agreement, certificate, instrument or other document executed and delivered by the Sellers or Company pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect); provided however, that in the event of an inaccuracy or breach resulting from a representation or warranty to the Company's Knowledge and Mr. Cattabiani should have become aware of the fact or matter giving rise to the inaccuracy or breach as provided in clause (ii)(B) of the definition of "Knowledge," then Mr. Cattabiani shall bear the entire Loss arising therefrom to the extent of his Pro Rata Share of the Purchase Price, and no other Seller shall have any obligation to indemnify hereunder with respect to such Loss;

                           (ii) any non-compliance with or breach of any
covenant or agreement of Seller contained in this Agreement or in any Ancillary Agreement or any other agreement, certificate, instrument or other document executed and delivered by the Sellers pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect);

                           (iii) except to the extent otherwise indemnified
pursuant to foregoing clauses (a) or (b), any and all Taxes of: (A) the Company and such Seller (to the extent liability for Taxes of a Seller is imposed on the Company or Purchaser) with respect to the

Contemplated Transactions (including any Taxes resulting from the application of Sections 1374 and 1375 of the Code); and (B) the Company and the Seller (to the extent liability for Taxes of a Seller is imposed on Company or Purchaser) with respect to Tax years or portions thereof ending on or before the Closing Date (and for any Tax year beginning before and ending after the Closing Date, for the portion of such year ending on the Closing Date). For purposes of this clause (c) of SECTION 7.01, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, receipts, purchases, or the payment of wages, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, receipts, purchases, or the payment of wages, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account in a manner consistent with the foregoing;

                           (iv) the pending or threatened Proceedings set forth
in Section 7.01(iv) of the Disclosure Schedule;

                           (v) the Company's Phantom Stock Plan, including,
without limitation, the payments made thereunder and the termination thereof;
and

                           (vi) the failure of the Sellers to obtain the consent
of the landlords described in SECTION 3.02(c) of the Disclosure Schedule under the Real Property Leases described in SECTION 3.08 of the Disclosure Schedule.

         7.02 INDEMNIFICATION BY PURCHASER. From and after the Closing Date and subject to the provisions of this ARTICLE VII, Purchaser agrees to indemnify, hold harmless and defend each Seller Indemnified Party from and against any and all Losses arising out of, resulting from or relating to:

                  (a) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or in any Ancillary Agreement or any other agreement, certificate, instrument or other document executed and delivered by Purchaser pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect)

                  (b) any non-compliance with or breach of any covenant or agreement of Purchaser contained in this Agreement or in any Ancillary Agreement or any other agreement, certificate, instrument or other document executed and delivered by Purchaser pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect); or

                  (c) except to the extent otherwise indemnified pursuant to foregoing clauses (a) or (b), any and all Taxes of the Company with respect to Tax years or portions thereof ending after the Closing Date; or

                  (d) the business, operations or Assets of the Company after the Closing Date, or the actions or omissions of the Company's directors, officers, shareholders, employees or agents occurring after the Closing Date.

         7.03 DEFINITION OF LOSSES. The term "LOSSES" shall have the following meanings: (i) with reference to the obligation of the Sellers to indemnify Purchaser, the Company and each of their respective equityholders, officers, directors, employees and agents, "LOSSES" shall mean any and all costs or losses resulting from any Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of Third Party Claims), including, without limitation, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations of the Company, damages to the environment, reasonable attorneys' fees, all amounts which would constitute Losses, and all amounts paid in investigation, defense or settlement of any of the foregoing; and (ii) with reference to the obligation of Purchaser to indemnify the Sellers and their respective trustees, employees and agents, "LOSSES" shall mean any and all costs or losses resulting from any Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of Third Party Claims), including, without limitation, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing. The term "LOSSES" as used in this
ARTICLE VII is not limited to matters asserted by third parties against the Sellers, the Company or Purchaser, but includes Losses incurred or sustained by the Sellers or Purchaser in the absence of Third Party Claims. Notwithstanding anything to the contrary in this Agreement, Losses shall expressly include punitive damages, exemplary damages, multiple damages, and other penalty damages.

         7.04 LIMITS ON INDEMNIFICATION.

                  (a) No amount shall be payable by any Indemnifying Party pursuant to (i) clause (i) of SECTION 7.01 (other than arising under Section 3.14) of this Agreement or (ii) clause (i) of SECTION 7.02 of this Agreement, unless the aggregate amount of Losses subject to indemnification under clause
(i) or (ii) above, as the case may be, exceed $25,000 (at which point the Indemnified Party shall be entitled to all indemnification amounts accrued up to such threshold). Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable Losses which may be recovered by Purchaser from the Sellers arising out of or resulting from the causes enumerated in SECTION
7.01 shall be an amount equal to each such Seller's Pro Rata Share of the Purchase Price.

                  (b) Notwithstanding anything to the contrary in this Agreement, (i) the limitation set forth in SECTION 7.04(a) of this Agreement with respect to the $25,000 threshold after which the Sellers are required to indemnify Purchaser Indemnified Parties shall not apply to Losses indemnified under clause (iv) of SECTION 7.01 and (ii) the limitations set forth in SECTION 7.04(a) of this Agreement and the limitations on survival set forth in SECTION
7.07 shall not apply in the event any Losses arise out of an intentional misrepresentation or fraud by any party hereto or any Affiliate of such party.

         7.05 INDEMNIFICATION PROCESS. The party or parties hereto and their Representatives and Affiliates making a claim for indemnification under this
ARTICLE VII shall be, for the purposes of this Agreement, referred to as the "INDEMNIFIED PARTY" and the party or parties against whom such claims are asserted under this ARTICLE VII shall be, for the purposes of this Agreement, referred to as the "INDEMNIFYING PARTY." All claims by any Indemnified Party under this ARTICLE VII, other than Tax Claims which are subject to the provisions of SECTION 5.03(d) hereof, shall be asserted and resolved as follows:

                  (a) NOTICE OF CLAIMS. In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates which could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or Proceeding, a "THIRD PARTY CLAIM") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "DIRECT CLAIM" and, together with Third Party Claims, "CLAIMS"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim, demand or Proceeding and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or Proceeding) (a "CLAIM NOTICE"), PROVIDED that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party proper notice.

                  (b) THIRD PARTY CLAIMS. In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); PROVIDED that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or Proceeding which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or Proceeding in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person.

                  (c) SETTLEMENT OF CLAIMS. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), (i) settle or compromise any Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Claim of all Indemnified Parties affected by such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

                  (d) DIRECT CLAIMS. In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

                  (e) ACCESS. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's Representatives (except as may be required by applicable Law) any information obtained pursuant to this SECTION 7.05(e) which is designated as confidential by an Indemnified Party.

         7.06 PURCHASER'S RIGHT OF SET-OFF. Notwithstanding anything to the contrary in this Agreement, and regardless of other means of obtaining payment, at any time and from time to time any Purchaser Indemnified Party delivers a Claim Notice to the Sellers regarding any Claim for which the Purchaser Indemnified Party is or may be entitled to indemnification from the Sellers under this ARTICLE VII, the Purchaser shall be authorized to withhold and set-off and apply against any amounts owing or that may be owed to Cattabiani by the Purchaser under certain of the Senior Secured Notes issued to him in accordance with the terms of such Senior Secured Notes. Notwithstanding anything in this Agreement to the contrary (and without limiting the generality of SECTION 9.12), (i) the rights to set-off provided in certain of the Senior Secured Notes issued to Cattabiani and (ii) any other rights and remedies under this Agreement or in equity or at law that any Purchaser Indemnified Party may have with respect to the satisfaction of the indemnification obligations of the Sellers under this Agreement shall be cumulative, and the exercise of any such right by any Person shall not be exclusive of any other right or remedy and shall not limit, modify, adversely affect, prejudice or impair the exercise (or ability to exercise) any such rights or remedies.

         7.07 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers and the Purchaser contained in this Agreement shall survive the Closing for the applicable period set forth in this SECTION 7.07(A), and any and all claims and causes of action for indemnification under this ARTICLE VII arising out of the inaccuracy or breach of any representation or warranty of Sellers or Purchaser must be made prior to the termination of the applicable survival period. All of the representations and warranties of the Company, Sellers and Purchaser contained in this Agreement and any and all claims and causes of action for indemnification under this ARTICLE VII with respect thereto shall terminate two (2) years after the Closing Date; PROVIDED THAT (a) the representations and warranties of the Company and Sellers contained in SECTIONS 2.01, 2.02, 2.03, 2.04, 2.05, 3.01, 3.02, AND 3.03 and the
representations and warranties of the Purchaser contained in SECTION 4.01, 4.02,
4.03 AND 4.04 shall survive indefinitely and (b) the representations and warranties of the Company and Sellers contained in SECTION 3.14 shall survive until ninety (90) days following the expiration of the applicable statute or similar period of limitations; it being understood that in the event notice of any Claim for indemnification under clause (i) of SECTION 7.01 or clause (i) of
SECTION 7.02 shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim shall survive until such time as such claim is finally resolved.

         7.08 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. Purchaser and Sellers agree to treat any payment made under this ARTICLE VII as an adjustment to the Purchase Price. If, contrary to the intent of Purchaser and Sellers as expressed in the preceding sentence, a taxing on Government Body requires any payment made pursuant to this ARTICLE VII to be treated in a different manner, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party on an after-tax basis (taking into account any actual Tax benefits or detriments realized with respect to the Losses for which the payment under this
ARTICLE VII is being made).

                                 ARTICLE VIII.
                              DEFINITIONS AND TERMS

         8.01 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

         "ACCOUNTS RECEIVABLE" means: (a) all trade accounts receivable and other rights to payment from customers of Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Company, (b) all other accounts or notes receivable of Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, "CONTROL" (including, with correlative meaning, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than 50% of the voting securities, by contract or otherwise.

         "AGREEMENT" means this Stock Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

         "ANCILLARY DOCUMENTS" means the Senior Secured Notes, the Pledge Agreement, the Guaranty, the Security Agreement, the Employment Agreements, the Release of Claims and the Restrictive Covenant Agreements.

         "APPURTENANCES" means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

         "ASSETS" shall mean all of the Company's right, title and interest in and to all properties, assets and rights of any kind, nature, character and description, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest whatsoever, including, without limitation, all of the Company's right, title and interest in the following: (a) all accounts and notes receivable, refunds or deposits and prepaid expenses (including, without limitation, any prepaid insurance premiums); (b) all cash and cash equivalents;(c) all Contracts; (d) all Leases; (e) all leasehold improvements; (f) all Fixtures and Equipment; (g) all Inventory; (h) all accounting Records; (i) all Intellectual Property Rights; (j) all Claims; (k) all Insurance Policies; (l) all Permits; (m) all computers and all software and software licenses; (n) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records of the Company; and (o) all rights under or pursuant to all warranties, representations and guaranties made by suppliers in connection with the Assets or services furnished to the Company.

         "BALANCE SHEET" has the meaning specified in SECTION 3.04.

         "BENEFIT PLANS" has the meaning specified in SECTION 3.18(a).

         "BOOKS AND RECORDS" has the meaning specified in SECTION 3.05.

         "BREACH" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

         "CLAIM" means all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any Person arising out of or relating to the Assets or relating to the Company.

         "CLAIM NOTICE" has the meaning specified in SECTION 7.05(a).

         "CLOSING" means the closing of the transactions provided for in this Agreement.

         "CLOSING DATE" has the meaning set forth in SECTION 1.03.

         "COBRA" has the meaning specified in SECTION 3.16(f).

         "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

         "COMPANY" has the meaning specified in the introductory paragraph.

         "COMPANY CONTRACT" means each Contract specified in SECTION 3.20(a) of the Disclosure Schedule.

         "COMPANY'S CLOSING DOCUMENTS" has the meaning specified in SECTION
3.02.

         "CONSENT" means waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, clauses of declaration or filing with, or report or notice to any person or entity, including, but not limited to any Government Body, which by its or their terms is final and conclusive, from which there is no further appeal right, or any such appeal right has expired.

         "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement and the Ancillary Agreements.

         "CONTRACT" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of any Person is subject, whether oral or written, express or implied.

         "COPYRIGHTS" has the meaning specified in SECTION 3.25(a)(iii).

         "DIRECT CLAIM" has the meaning specified in SECTION 7.03(a).

         "DISCLOSURE SCHEDULE" has the meaning specified in ARTICLE II.

         "EMPLOYEE PLANS" has the meaning specified in SECTION 3.16(a).

         "EMPLOYEE PROMISSORY NOTES" means the promissory notes delivered to the Company's employees in connection with the deferred payment to them under the Company's Phantom Stock Plan.

         "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

                  (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

                  (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

         The terms "REMOVAL," "REMEDIAL" and "RESPONSE ACTION" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

         "ENVIRONMENTAL LAW" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                  (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations issued thereunder.

         "ERISA AFFILIATE" has the meaning specified in SECTION 3.16(a).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FACILITIES" means any real property, leasehold or other interest in real property currently owned or operated by Company, including the Tangible Personal Property used or operated by Company at the respective locations of the Real Property specified in SECTION 3.07. Notwithstanding the foregoing, for purposes of the definitions of "HAZARDOUS ACTIVITY" and "REMEDIAL ACTION" and
SECTION 3.22, "FACILITIES" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Company, including the Tangible Personal Property used or operated by Company at the respective locations of the Real Property specified in SECTION 3.07.

         "FAMILY" means, with respect to any individual, (i) the individual's spouse, (ii) any other natural Person who is related to the individual or the individual's spouse within the second degree and (iii) any other natural Person who resides with such individual on a permanent basis.

         "FILM LIBRARY" means the Company's programming rights library detailed in SECTION 3.26 of the Disclosure Schedule.

         "FIXTURES AND EQUIPMENT" means (a) all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies and other tangible personal property (except Inventory) owned by the Company and located in, at or upon the Facilities as of the Balance Sheet Date plus all additions, replacements or deletions since December 31, 2003 and (b) all office supplies and similar materials of the Company located in the Facilities or wherever otherwise located.

         "GAAP" means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in this Agreement were prepared.

         "GOVERNING DOCUMENTS" means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws;
(b) if a general
partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

         "GOVERNMENTAL AUTHORIZATION" means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" means any:

                  (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

                  (b) federal, state, local, municipal, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

                  (d) multinational organization or body;

                  (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

                  (f) official of any of the foregoing.

         "GROUND LEASE" means any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

         "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

         "HAZARDOUS MATERIAL" means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a "HAZARDOUS WASTE," "HAZARDOUS MATERIAL," "HAZARDOUS SUBSTANCE," "EXTREMELY HAZARDOUS WASTE," "RESTRICTED HAZARDOUS WASTE," "CONTAMINANT," "TOXIC WASTE"

OR "TOXIC SUBSTANCE" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

         "IMPROVEMENTS" means all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

         "INDEMNIFIED PARTY" has the meaning specified in SECTION 7.04.

         "INDEMNIFYING PARTY" has the meaning specified in SECTION 7.04.

         "INSURANCE POLICIES" shall mean the insurance policies relating to the Assets or relating to the Company listed in SECTION 3.21 (Insurance) of the Disclosure Schedule.

         "INTELLECTUAL PROPERTY ASSETS" has the meaning specified in SECTION 3.25(a).

         "INVENTORIES" means all inventories of Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Company in the production of finished goods.

         "IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "JUDGMENTS" means any judgments, injunctions, orders, decrees, writs, rulings, settlements, or awards of any court or other judicial authority or any other Government Body.

         "KNOWLEDGE" means (i) an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter and (ii) the Company will be deemed to have Knowledge of a particular fact or other matter if either (A) Mr. Miller is actually aware of that fact or matter or (B) Mr. Cattabiani is actually aware of that fact or matter or in the exercise of his duties as an officer and employee of the Company consistent with applicable standards of conduct should have become aware of such fact or matter.

         "LAND" means all parcels and tracts of land in which Company has an ownership interest.

         "LAWS" means all laws, statutes, by-laws, ordinances, rules, regulations, orders or decrees of any Government Body.

         "LEASES" means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Company is a party and any other Company Contract pertaining to the leasing or use of any Tangible Personal Property.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

         "LIABILITY" means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

         "LIENS" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "LOSSES" has the meaning specified in SECTION 7.03.

         "MARKS" has the meaning specified in Section 3.25(a)(i).

         "MATERIAL ADVERSE CHANGE" means a change that has had a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" means any change, circumstance or event that, individually or in the aggregate with all other changes, circumstance or events, is or is reasonably likely to have a material adverse effect (i) on the business, properties, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Company or (ii) on the consummation of the Contemplated Transactions in a timely manner. "MR. CATTABIANI" has the meaning specified in introductory paragraph.

         "MR. KOERNER" has the meaning specified introductory paragraph.

         "MR. MILLER" has the meaning specified introductory paragraph.

         "MS. MILLER" has the meaning specified introductory paragraph.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

         "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

                  (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

                  (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                  (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

         "PATENTS" has the meaning specified in SECTION 3.25(a)(ii).

         "PERMITTED LIENS" has the meaning specified in SECTION 3.09.

         "PURCHASER YEAR-END FINANCIAL STATEMENTS" shall mean the audited financial statements of the Purchaser for the period ended July 31, 2003, consisting of the consolidated balance sheets, consolidates statements of operations, consolidates statements of stockholders' equity and consolidated statements of cash flows and all notes thereto.

         "PERMITS" means all permits, authorizations, approvals, registrations, licenses, certificates, directives, orders or variances granted by or obtained from any Government Body and used or required in connection with the business of the Company.

         "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PRE-CLOSING TAX PERIOD" means any Tax year or period ending on or before the Closing Date.

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PRO RATA SHARE" means with respect to each Seller the fraction, expressed as a percentage, having the number of Shares being sold by such Seller under this Agreement as the numerator and the total number of Shares being sold by all Sellers under this Agreement as the denominator.

         "PURCHASER" has the meaning specified in the introductory paragraph.

         "PURCHASER INDEMNIFIED PARTY" means the Company, Purchaser, Purchaser's Affiliates, and their respective Representatives, and their respective heirs, successors and assigns.

         "REAL PROPERTY" means the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

         "REAL PROPERTY LEASE" means any Ground Lease or Space Lease.

         "RECORD" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "RELATED PERSON"

         With respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

                  (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest; and

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

         For purposes of this definition, (a) "CONTROL" (including "CONTROLLING," "CONTROLLED BY," and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "FAMILY" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "MATERIAL INTEREST" means direct or indirect beneficial ownership (has the meaning specified in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "RELEASE" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

         "REMEDIAL ACTION" means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

         "REPRESENTATIVE" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" has the meaning specified in SECTION 3.03.

         "SELLERS INDEMNIFIED PARTY" means Sellers, Sellers' respective Affiliates (other than the Company), and their respective Representatives, and their respective heirs, successors and assigns.

         "SELLERS" has the meaning specified in the Recitals.

         "SENIOR SECURED NOTES" has the meaning specified in SECTION 1.02(b)

         "SHARES" has the meaning specified in the Recitals.

         "SHARE PURCHASE" has the meaning specified in the Recitals.

         "SOFTWARE" means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

         "SPACE LEASE" means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

         "SUBSIDIARY" or "SUBSIDIARIES" of any Person means any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 25% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization.

         "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Company (wherever located and whether or not carried on Company's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

         "TAX" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

         "TAX CLAIM" has the meaning specified in SECTION 5.03(d).

         "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THIRD PARTY" means a Person that is not a party to this Agreement.

         "THIRD PARTY CLAIM" has the meaning specified in SECTION 7.05(a).

         "THREAT OF RELEASE" means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "UNITED STATES" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

         8.02     OTHER DEFINITIONAL PROVISIONS.

                  (a) Any reference to an Article, Section or Annex is a reference to an Article or Section of, or an Annex to, this Agreement.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The words "INCLUDE", "INCLUDES" and "INCLUDING" mean include, includes and including without limitation.

                                  ARTICLE IX.
                               GENERAL PROVISIONS

         9.01     EXPENSES; PHANTOM STOCK PAYMENTS.

                  (a) TRANSACTION EXPENSES. Purchaser shall pay all fees and expenses incurred by it in connection with this Agreement and the Contemplated Transactions. The fees and expenses incurred by the Sellers and the Company, in connection with this Agreement and the Contemplated Transactions (the "SELLERS' TRANSACTION EXPENSES") shall be paid by (i) the Company up to $75,000, and (ii) Sellers to the extent that Sellers' Transaction Expenses exceed $75,000.

                  (b) BROKERS' FEES AND EXPENSES. The Sellers hereby assume the Company's obligation to pay all fees and expenses of Jefferies & Company, Inc. ("Jefferies") in connection with the Contemplated Transactions and hereby instruct the Purchaser to pay $350,000 of the Purchase Price (the "JEFFERIES CASH PAYMENT") to Jefferies at the Closing and to issue Jefferies a Senior Secured Note in the amount of $480,000 (the "JEFFERIES NOTE PAYMENT") at the Closing. Accordingly, each Seller acknowledges that the amount of the Purchase Price payable to such Seller at the Closing in cash shall be reduced by such Seller's Pro Rata Share of the Jefferies Cash Payment and the principal amount of the Senior Secured Note issued to such Seller at the Closing shall be reduced by such Seller's Pro Rata Share of the Jefferies Note Payment.

                  (c) PHANTOM STOCK PAYMENTS. The Sellers acknowledge that as a result of the sale of the Shares by the Sellers to the Purchaser hereunder, the Company is obligated to pay certain of its employees $361,900 (the "PHANTOM STOCK PAYMENT") pursuant to the terms of the Company's Phantom Stock Plan. Sellers hereby assume the Company's obligation to pay the Phantom Stock Payment and hereby instruct the Purchaser to pay the Company $115,500 of the Phantom Stock Payment to the Company at the Closing and to pay the $246,400 balance of the Phantom Stock Payment to the employees entitled thereto by delivering Employee Promissory Notes. Accordingly, each Seller acknowledges that the amount of the Purchase Price payable to such Seller at the Closing in cash shall be reduced by such Seller's Pro Rata Share of the Phantom Stock Payment and the principal amount of the Senior Secured Note issued to such Seller at the Closing shall be reduced by such Seller's Pro Rata Share of the Phantom Stock Payment.

         9.02 AMENDMENT/NON-ASSIGNMENT. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Sellers. This Agreement may not be assigned (by operation of law or otherwise) or transferred by any party to this Agreement without the prior written consent of the other parties to this Agreement, provided, however; that Purchaser may assign its rights and its obligations under this Agreement to any wholly-owned Affiliate of the Parent Partnership, provided the Purchaser remains bound by its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, including, without limitation, THIS SECTION 9.02, the Purchaser may, without the prior consent of any Person, collaterally assign any or all of its rights under this Agreement to the lenders, or agents therefor, who have provided financing (and any refinancings or replacements in whole or in part thereof) to the Company, the Parent Partnership and their Affiliates. Any attempted assignment in violation of this SECTION 9.02 shall be null and void.

         9.03 WAIVER. Either Purchaser or Sellers may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered by the other pursuant to this Agreement or (iii) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the other parties. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party hereto to assert any of its rights under this Agreement shall not constitute a waiver of any such rights.

         9.04 NOTICES. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

                  If to Sellers:

                           Al Cattabiani
                           27 Summit Terrace
                           Dobbs Ferry, New York 10522
                           Facsimile: (212) 545-9231

                           Carl Seldin Koerner
                           Koerner Silberberg & Weiner, LLP
                           112 Madison Avenue, 3rd Floor
                           New York, New York 10016
                           Facsimile: (212) 689-3077

                           Clara Spalter Miller
                           420 Round Hill Road
                           Greenwich, Connecticut 06831
                           Facsimile: (212) 625-9607

                           and

                           Lee Miller
                           420 Round Hill Road
                           Greenwich, Connecticut 06831
                           Facsimile: (212) 625-9607

                  With a copy to:

                           Koerner Silberberg & Weiner, LLP
                           112 Madison Avenue, 3rd Floor
                           New York, New York 10016-7424
                           Attention: Carl Koerner
                           Facsimile: (212) 689-3077

                  With a copy to:

                           Koerner Silberberg & Weiner, LLP
                           112 Madison Avenue, 3rd Floor
                           New York, New York 10016-7424
                           Attention: Carl Koerner
                           Facsimile: (212) 689-3077

                  If to Company:

                           Wellspring Media, Inc.
                           419 Park Ave. South
                           New York, NY 10016
                           Attention: Al Cattabiani
                           Facsimile: 212-545-9231

                  If to Purchaser to:

                           American Vantage Media Corporation
                           c/o American Vantage Companies
                           4735 S. Durango Drive, Suite 105
                           Las Vegas, Nevada 89147
                           Attention: Ronald Tassinari, Chairman
                           Facsimile: (702) 496-2003

                  With a copy to:

                           Snow Becker Krauss P.C.
                           605 Third Avenue
                           New York, New York 10158-0125
                           Attention: Eric Honick
                           Facsimile: (212) 949-7052

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

         9.05 HEADINGS. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         9.06 DISCLOSURE SCHEDULES; EFFECT OF INVESTIGATION. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless, subject to the following two sentences, such exception is identified in the applicable Section of the Disclosure Schedule and the nature of such exception is reasonably apparent from such disclosure. The Disclosure Schedule shall be arranged in numbered schedules corresponding to the Section and subsections contained in ARTICLE II and III of this Agreement and shall be complete with cross-references where and as appropriate. Any information, item or other disclosure set forth in any section, schedule or other portion of the Disclosure Schedule shall be deemed to have been set forth in all other applicable portions hereof, if the relevance of such disclosure to such other portion is reasonably apparent from the facts specified in such disclosure. The right to indemnification, payment of Losses or other remedy based on any of the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and agreements.

         9.07 GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, UNLESS THERE IS NO FEDERAL COURT JURISDICTION, IN WHICH CASE THE ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT

FORUM WITH RESPECT THERETO. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY OR PARTIES HERETO WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS FOR NOTICE UNDER SECTION 9.04 OF THIS AGREEMENT. NOTHING IN THIS SECTION 9.07 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 9.07 SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE VENUES SPECIFIED ABOVE AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 9.07 AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO.

         9.08 NO THIRD PARTY RIGHTS. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

         9.10 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         9.11 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter (subject to the provisions set forth in SECTION 9.07 of this Agreement), in addition to any other remedy to which they may be entitled, at law or in equity.

         9.12 CUMULATIVE REMEDIES. Except as otherwise expressly set forth in this Agreement, all rights and remedies of each party hereto are cumulative of each other and of every other right or remedy such party may otherwise have in equity or at law, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies

         9.13 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to in this Agreement) sets forth the entire understanding and agreement among the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than the Confidentiality Agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


COMPANY:                                      THE SELLERS:

WELLSPRING MEDIA, INC.
                                              AL CATTABIANI


By:
    ----------------------------------
Name:
      --------------------------------        ----------------------------------
Title:
       -------------------------------

                                              CARL SELDIN KOERNER

PURCHASER:

AMERICAN VANTAGE MEDIA CORPORATION
                                              ----------------------------------


                                              CLARA SPALTER MILLER


By:
    ----------------------------------
Name:
      --------------------------------        ----------------------------------
Title:
       -------------------------------

                                              LEE MILLER


                                              ----------------------------------






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